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                                                                    EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of the Registrant are TIB Bank of the Keys, TIB Software and Services, Inc., Keys Insurance Agency, Inc., and TIBFL Statutory Trust I, Key Largo, Florida, which are wholly owned by the registrant and organized under the laws of the State of Florida.